Exhibit 99.1

KORE Begins New Chapter as Private Company Backed by Searchlight
Capital Partners and Abry Partners

Transaction provides KORE with greater flexibility and long-term investment to accelerate innovation, expand its capabilities and help customers deploy, manage and scale IoT globally

ATLANTA, July 21, 2026 – KORE Group Holdings, Inc. (“KORE” or the “Company”), a global provider of Internet of Things (“IoT”) connectivity, solutions and analytics, today announced the successful completion of its acquisition by affiliates of Searchlight Capital Partners, L.P. (“Searchlight”) and Abry Partners (“Abry”).

Record holders of KORE’s common stock should refer to the letter of transmittal and related instructions distributed by the Company’s paying agent for more information regarding exchanging shares of their common stock for the per share merger consideration. For any questions, please contact the Company’s paying agent, Continental Stock Transfer & Trust Company, at 1-800-509-5586. No action is required for shares held in “street name” to receive the merger consideration.

With the completion of the transaction, KORE common stock will cease trading prior to market open and will be delisted from the New York Stock Exchange.

The transaction begins a new chapter for KORE, bringing together nearly three decades of IoT leadership with the long-term investment and sector expertise of Searchlight and Abry.

“KORE is perfectly positioned to seize this opportunity. Going private lets us move faster, think bigger, and invest more boldly in what matters most to our customers,” said Ron Totton, President and Chief Executive Officer of KORE. “For nearly three decades, we’ve helped customers navigate the complexity of global IoT connectivity. With Searchlight and Abry as partners, we’re building an even stronger company — for our customers, our partners, and our people.”

“For our customers and partners, the message is simple: the people, expertise, and relationships they count on aren’t changing. What’s changing is our speed and our ability to invest in innovation, respond to our customers’ evolving needs and expand how we help organizations connect, manage, and scale IoT deployments worldwide,” continued Totton.

“I want to thank KORE’s public company board of directors for their years of service and commitment. As KORE enters its next chapter of growth, we are excited to partner with Abry, Ron and the KORE team to support the Company’s long-term growth and commitment to its customers,” said Andrew Frey of Searchlight.

“The next phase of IoT will be defined by a significant increase in connected devices and global complexity,” said Rob MacInnis of Abry. “KORE is built for this environment. Its international reach, experience and connectivity capabilities give the Company a strong platform to help customers simplify their IoT complexity and scale with confidence. Together with Searchlight, we look forward to supporting KORE’s next chapter.”

Advisors
Rothschild & Co acted as financial advisor, and Richards, Layton & Finger, P.A. acted as legal advisor to the Special Committee of the Board of Directors of KORE. Troutman Pepper Locke LLP served as legal advisor to KORE. Wachtell, Lipton, Rosen & Katz served as legal advisor to Searchlight. Kirkland & Ellis LLP acted as legal advisor to Abry. TD Cowen acted as financial advisor to Searchlight and Abry.

About KORE
KORE is a global leader in IoT connectivity and managed services, helping organizations simplify the complexity of deploying, managing and scaling connected solutions. Through its global carrier relationships, technology platform and deep operational expertise, KORE provides secure, reliable and scalable connectivity, managed services, location-based services and analytics to customers across industries and geographies. KORE helps organizations connect and manage devices, navigate complex connectivity requirements and accelerate the deployment of IoT applications around the world. For more information, please visit www.korewireless.com.

About Searchlight Capital Partners
Searchlight is a global private investment firm with $17 billion in assets under management and offices in London, New York, Miami and Toronto. Searchlight partners with management teams to build market-leading businesses across its core sectors of telecommunications, media, business, industrial and financial services. Searchlight seeks to invest in businesses where its flexible approach and strategic support accelerate value creation for all stakeholders, leveraging deep sector expertise and a global network to help portfolio companies realize their full potential. For more information, please visit www.searchlightcap.com.

About Abry Partners
Abry Partners is one of the most experienced and successful sector-focused private equity investment firms in North America. Since its founding in 1989, the firm has completed over $90 billion of leveraged transactions and other private equity or preferred equity placements. Currently, the firm manages $16 billion of assets across several fund strategies. More information about Abry Partners: www.abry.com.

KORE Investor Contact
Vik Vijayvergiya
Vice President, IR, Corporate Development and Strategy
vvijayvergiya@korewireless.com
(770) 280-0324